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                                                               EXHIBIT 99.(c)(2)

                      AGREEMENT AS TO SUBJECT PARTNERSHIPS


         THIS AGREEMENT, dated as of November 20, 1995, is entered into by and among Insignia Financial Group, Inc., a Delaware corporation ("Insignia"), on the one hand, and Walton Street Capital, L.L.C., a Delaware limited liability company ("Walton Street"), on the other hand.

         WHEREAS, contemporaneously with the execution and delivery of this Agreement Insignia, through FMG Acquisition, L.L.C., and Walton Street, through Walton Street Capital Acquisition Co., L.L.C., have formed nine joint-venture partnerships (the "JV Partnerships") and entered into nine separate Partnership Agreements relating thereto, each dated as of November 20, 1995 (the "Partnership Agreements"), pursuant to which the Walton Street Group and the Insignia Group (each as defined below) have agreed jointly to invest in limited partnership interests ("Units") in certain limited partnerships (the "Subject Partnerships") controlled by The Balcor Company ("Balcor");

         WHEREAS, pursuant to property management contracts between the Subject Partnerships and an affiliate of Insignia, Insignia and its affiliates provide property management services to the Subject Partnerships with respect to the properties held by the Subject Partnerships;

                 WHEREAS, the execution and delivery of the Partnership Agreements is conditioned on the execution and delivery of this Agreement;
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         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties to this Agreement hereby agrees as follows:

                                   ARTICLE I

                                  DEFINITIONS

         "Affiliate" means, as to any Person, (i) any other Person (and the immediate family members of such Person) that controls, is controlled by, or is under common control with the first Person; and (ii) if the first Person is a natural person, the immediate family members of that Person.

         "Balcor Contract" means any existing contract between any Balcor Entity and any member of the Insignia Group pursuant to which any member of the Insignia Group provides property management services to such Balcor Entity.

         "Balcor Entity" means (i) any Subject Partnership which is party to a Balcor Contract, and (ii) any successor to any entity described in clause (i).

         "Balcor Property" means any property owned by a Balcor Entity which is subject to a Balcor Contract, but does not include any property no longer owned by a Balcor Entity.

         "Insignia Group" means (i) Insignia and each of its current and future controlling persons, subsidiaries and controlled Affiliates, (ii) the respective successors and assigns of any of the Persons identified in clause
(i), (iii) the current and future directors and officers of any of the foregoing.





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         "Person" means any natural person or any corporation, partnership, venture, association or other entity.

         "Principal" means each of Neil G. Bluhm, Ira J. Schulman, William J. Abrams and Jeffrey S. Quicksilver, severally and not jointly.

         "Walton Street Group" (i) Walton Street, and each of its respective current and future Principals and other controlling persons, subsidiaries and its controlled Affiliates, (ii) the respective successors and assigns of any of the Persons identified in clause (i), and (iii) the current and future directors and officers of any of the foregoing.

         Any capitalized term not otherwise defined herein shall be as defined in the Partnership Agreements.

                                   ARTICLE II

                             STANDSTILL PROVISIONS

         1. Without the consent of all Partners, each Partner and its Affiliates (in the case of Walton Street, as to its Associates only) will not,
(i) participate in, directly or indirectly, any solicitation of proxies or become a participant in any election contest with respect to any general partner interest in any Subject Partnership, or (ii) acquire, directly or indirectly, any general partner interest in any Subject Partnership. Notwithstanding the foregoing, if any Person (other than the Partners and their respective Affiliates (in the case of Walton Street, as to its Associates only)) is "seeking to





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acquire" (as defined below) any general partner interest in any Subject
Partnership, then any Partner or its Affiliate may (i) participate in, directly or indirectly, any solicitation of proxies or become a participant in any election contest with respect to any general partner interest in any such Subject Partnership, or (ii) acquire such general partner interest; provided, however, that in connection with such acquisition the acquiring Partner or Affiliate (in the case of Walton Street, as to its Associates only) shall offer the other Partner the opportunity to acquire a 50% interest in the general partner. A Person will be deemed to be "seeking to acquire" a general partner interest in any such Subject Partnership (x) if it has commenced a proxy solicitation or election contest to remove and replace such general partner or
(y) if the general partner of such Subject Partnership or any controlling person thereof shall have requested bids for the sale of such general partner or (z) if either Partner has actual knowledge that a general partner or any controlling person thereof shall be engaged in bona fide, substantive negotiations with a reputable Person for the sale of such general partner.

         2. Walton Street agrees during the term of this Agreement that it will not, and it will cause each member of the Walton Group not to, (a) directly or indirectly terminate, seek to terminate, cause the termination of, reduce the compensation then payable under, or otherwise interfere in any way with any Balcor Contract, unless a member of the Insignia Group has engaged in





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conduct with respect to such Balcor Contract that constitutes gross negligence, intentional misconduct or fraud or a material breach of such Balcor Contract which has not been cured within a reasonable period; or (b) instigate, encourage or assist any limited partner of any Balcor Entity or any other third party to do any of the foregoing. Nothing contained in this paragraph 2 shall prohibit any member of the Walton Group or any of its Affiliates from selling a property that is subject to a Balcor Contract. Except as set forth in this Agreement, the Walton Street Group, and its Affiliates shall not be prohibited from entering into agreements with Balcor.

         3. If at any time after the date of this Agreement any member of the Walton Street Group becomes the general partner of, or otherwise controls, an entity that is a Balcor Entity, or otherwise controls any Balcor Property, then Walton Street, subject to their fiduciary duties to any Balcor Entity or other owner of a Balcor Property, will, and will cause the members of the Walton Street Group, to, use their reasonable efforts to cause Insignia or an Affiliate designated by Insignia to continue to be engaged as the property manager for such Balcor Entity or with respect to such Balcor Property on terms substantially similar to the then current Balcor Contracts.

         4. Walton Street agrees that during the term of this Agreement it will not, and it will cause the members of the Walton Street Group not to, provide any property management services to any Balcor Entity in respect of any Balcor Property.





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         5.      Applicability to Principals.  Each Principal, severally and not jointly, agrees that the restrictions on the Walton Street Group of paragraphs 1, 2 and 3 of this Article II shall apply to such Principal and Persons controlled by such Principal for a ten-year period from the date hereof (twenty years for Neil Bluhm); provided that each Principal shall have no obligations under this Article II for the actions or inactions of the Walton Street Group other than such Principal or any entity he controls.

         6. Nothing in this Article II shall restrict any Person who employs, uses, hires or otherwise contracts with a Principal other than the Walton Street Group; provided that such Principal does not control such Person.

                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS

         1. Term. The term of this Agreement shall be for a period of twenty (20) years from the date hereof; provided that the term of this Agreement shall be ten (10) years with respect to each Principal other than Neil Bluhm.

         2. Entire Agreement. This Agreement and the Partnership Agreements supersede any and all prior or contemporaneous communications or agreements between the parties hereto concerning the subject matter hereof, whether written or oral.

         3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but





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all of which together shall constitute one and the same agreement.

         4. Waivers; Amendments. The provisions of this Agreement cannot be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

         5. Interpretation. The parties hereto acknowledge that this Agreement is the product of arm's-length negotiations between the parties, each of whom was represented by counsel, and agree that in any dispute concerning the interpretation of any provision of this Agreement, there will be no presumption that any provision is to be construed against or in favor of any particular party.

         6. Expenses. The reasonable expenses incurred by each party (including legal fees and expenses) in connection with the negotiation and documentation of this Agreement shall be borne and paid pro rata by the JV Partnerships.

         7. No Support. Neither Walton Street nor any Principal thereof will support or encourage the taking of any action by any Affiliate of Walton Street which is prohibited hereunder to be taken by Walton Street Group or any member of Walton Street Group.

         8. Contributions. Insignia agrees to cause to be contributed to each Partnership an amount equal to 25%, and Walton Street agrees to cause to be contributed to each Partnership an amount equal to 75%, of the sum of the following: (i) the aggregate purchase price paid by such Partnership for





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Units, (ii) the costs of preparing and completing the Offer (including any litigation related expenses) and (iii) any other required Capital Contributions under Section 6.1(b)(vi) of the Partnership Agreements. Insignia will also cause to be contributed to the Subject Partnerships in respect of indemnity obligations of its Affiliates under Section 6.5(b) of each such Subject Partnership's Partnership Agreement an additional aggregate amount equal to 200% of such Affiliate's aggregate unreturned Capital Contributions in the Subject Partnerships.

         9. Allocations. In connection with the proposed investments by the JV Partnerships in the Subject Partnerships, the aggregate Tender Costs (as defined in the Partnership Agreements) of the JV Partnerships will be allocated among the JV Partnerships pro rata based upon the aggregate purchase of the Units of a Subject Partnership acquired by each respective JV Partnership. The total miscellaneous expenses incurred by Walton Street to be reimbursed pursuant to clause (y) of the definition of Tender Costs will not exceed $150,000, and the total legal expenses incurred by Insignia to be reimbursed pursuant to clause (z) of the definition of Tender Costs will not exceed $40,000.

         10. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Illinois, without reference to its conflicts of law rules. To the fullest extent permitted by law, each of the parties hereto hereby waive any right to trial by jury in any action with





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respect to the matters set forth herein.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, that invalidity or unenforceability shall not affect the validity or enforceability of the balance of this Agreement. Without limiting the generality of the foregoing, if a provision is held by a court of competent jurisdiction to be invalid or unenforceable by reason of the length of time during which it is to remain in effect, such provision nonetheless shall be enforceable to the maximum extent and for the maximum period of time determined by such court to be permissible.





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         IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first set forth above.





                                        INSIGNIA FINANCIAL GROUP, INC.



                                        By:  /s/ Frank M. Garrison
                                             -----------------------------------
                                             Frank M. Garrison
                                             Executive Managing Director


                                        WALTON STREET CAPITAL, L.L.C.


                                        By:  /s/ Ira J. Schulman
                                             -----------------------------------
                                             Ira J. Schulman
                                             Principal


                                        (THE FOLLOWING INDIVIDUALS ARE PARTIES
                                        FOR PURPOSES OF PARAGRAPHS 1, 2, 3 and
                                        5 OF ARTICLE II ONLY)


                                        /s/ Neil G. Bluhm
                                        ----------------------------------------
                                            Neil G. Bluhm


                                        /s/ Ira J. Schulman
                                        ----------------------------------------
                                            Ira J. Schulman


                                        /s/ Jeffrey S. Quicksilver
                                        ----------------------------------------
                                            Jeffrey S. Quicksilver


                                        /s/ William J. Abrams
                                        ----------------------------------------
                                            William J. Abrams